
EUA COGENEX WEST CORPORATION
Balance Sheet
At September 30, 2000
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
ASSETS
------

Non-utility property          $2.1
Less accumulated provision for depreciation           0.7
                              ----
Net non-utility property          1.4
Notes receivable          0.1
Leases receivable          0.6
Other          4.1
                              ----
     Total other investments               6.2
                              ----
Current Assets:
     Cash and temporary cash investments               0.3
     Notes receivable                         0.2
     Leases receivable                         0.2
     Accounts receivable, net
          Customers          0.3
          Others                         0.5
     Other current assets                         0.1
                                        ----
               Total current assets                    1.6
                                        ----
Deferred debits          0.9
                                        ----
                              $8.7
               Total assets                         ====

CAPITALIZATION AND LIABILITIES
------------------------------
Capitalization:
     Common equity          $4.1
                                        ----
               Total capitalization                    4.1
                                        ----
Current Liabilities:
     Notes payable                    3.0
     Accounts payable - associated companies               0.2
     Accrued interest          0.1
     Other current liabilities                 1.1
                                        ----
               Total current liabilities               4.4
                                        ----
Deferred credits                         0.2
                                        ----
               Total liabilities and capitalization               $8.7
                                        ====
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